Investor Contact:	Michael J. Zimmerman, (414) 347-6596, mike_zimmerman@mgic.com
Media Contact:	Katie Monfre, (414) 347-2650, katie_monfre@mgic.com
MGIC Investment Provides Update on Merger with Radian Group
Milwaukee, WI (August 7, 2007) — MGIC Investment Corporation (NYSE:MTG) (“MGIC”) announced that it has advised the New York Insurance Department today that it is the preliminary assessment of MGIC’s management that MGIC is not obligated to complete its pending merger with Radian Group Inc. in light of the C-BASS impairment announced last week. Radian has informed MGIC that Radian disagrees with MGIC management’s preliminary assessment. MGIC’s management is also reviewing other developments that may affect MGIC’s obligation to close. Whether MGIC will definitively conclude that it is not obligated to close the merger is a decision that will be made only by the Board of Directors of MGIC, which will not be asked to decide until MGIC’s management has completed its analysis. In connection with management’s analysis, MGIC is requesting additional information from Radian. Subject to timely receipt of that information, MGIC’s management does not expect its analysis will be completed until the week of August 13.
MGIC is not undertaking any obligation to update the information in this press release. No interested party should rely on the fact that such information is current at any time other than the time at which this press release was issued.
About MGIC Investment Corp.
Mortgage Guaranty Insurance Corporation, the principal subsidiary of MGIC Investment Corporation (www.mgic.com), is the nation’s leading provider of private mortgage insurance coverage with $186.1 billion primary insurance in force covering 1.3 million mortgages as of June 30, 2007. MGIC serves 5,000 lenders with locations across the country and in Puerto Rico and Australia, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.
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